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                                                                    EXHIBIT 99.1

NEWS RELEASE
Release Dates: Immediate
Contacts: Tammy Atkins, Elizabeth Castleman

MINDSPRING COMPLETES SPRYNET ACQUISITION

ATLANTA, GA (October 15, 1998) MindSpring Enterprises, Inc. today announced it has completed the acquisition of SpryNet from America Online, Inc. Terms of the agreement include the transfer of SpryNet's subscribers, assets and intellectual property to MindSpring. The expected sale price is between $35 million and $45 million.

About MindSpring
MindSpring is a leading Internet service provider focused on delivering outstanding service and support to its customers. By following its core values and beliefs, MindSpring is committed to doing an exceptional job of serving its customers, its employees, its owners and its community. MindSpring's dial-up subscribers can browse the World Wide Web, send electronic mail, participate in informative online chats and access over 20,000 newsgroups. MindSpring offers local Internet service in more than 375 locations throughout the United States. MindSpring is also a leading provider of Web Hosting services and domain registrations. For more information, visit the Web site http://www.mindspring.net or call 1-888-MSPRING.

In November 1997, MindSpring earned CNET: The Computer Network's "Buy It" recommendation as the national ISP providing the best value. Ranking ISPs in December 1997, PC World named MindSpring the ISP with the best customer support, noting MindSpring "gives its users the moon," then presented MindSpring with its "World Class Award for Best ISP" in July 1998. Smart Money magazine called MindSpring "The Better Option" to AOL in February 1998, followed by a "Best Buy" recommendation from Smart Money Interactive in June 1998. MindSpring was given Home Office Computing's "Best Buy" for Web Hosting in its April 1998 issue. FamilyPC, in its July 1998 issue, named MindSpring's home page the "Best ISP Start Page." Upside Magazine said MindSpring "understands the value of service, community and brand in the cold world of the Net," in its February 1998 analysis of the top 150 technology companies in the United States.